EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

Alloy Merchandise, LLC,

HRSH Acquisitions LLC,

dELiA*s, Inc.,

and

solely for purposes of Sections 6.14,

Steven Russo and Hagai Laniado

Dated as of June 4, 2013

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of June 4, 2013 (this “Agreement”), by and among Alloy Merchandise, LLC, a Delaware limited liability company (“Seller”), HRSH Acquisitions LLC, a New York limited liability company (“Buyer”), dELiA*s, Inc., a Delaware corporation and sole member of Seller (“dELiA*s”), and solely for purposes of Section 6.14, Steven Russo and Hagai Laniado (each, a “Guarantor”). Each of Buyer, Seller and dELiA*s are sometimes hereinafter referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Seller is engaged in the business of marketing and selling branded junior apparel, dresses, accessories, swimwear, footwear and outerwear to young women via catalogs and the Internet (the “Business”); and

WHEREAS, Seller desires to sell the Purchased Assets (as defined below) and transfer the Assumed Liabilities (as defined below) to Buyer, and Buyer desires to purchase the Purchased Assets and assume the Assumed Liabilities, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual representations, warranties, covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1 Purchase and Sale of Assets.

On and subject to the terms and conditions of this Agreement, at the Closing, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title and interest, as of the Closing, in and to only the following assets, properties and rights (collectively, the “Purchased Assets”):

(a) except as set forth in Section 1.2(h), all (i) inventory, stock in trade, merchandise, goods, supplies and other products used or held for sale in the ordinary course of the Business (collectively, “Inventory”) and (ii) raw materials, work in progress, finished products, wrapping, supply and packaging items, promotional materials and similar items used in the Business, but, in each case, only to the extent included as an asset for purposes determining Closing Book Value;

(b) the contracts and agreements listed on Section 1.1(b) of the Seller Disclosure Schedule (including, without limitation, any right of Seller to receive the benefit of all obligations thereunder, and the right to receive payment or goods and services thereunder, and to assert claims and take other rightful actions in respect of breaches, defaults and other violations thereunder) and all commitments and orders from Seller listed on Section 1.1(b) of the Seller Disclosure Schedule for the purchase of products of the Business that have not been received as of the Closing (collectively, the “Assumed Contracts”);

(c) the Intellectual Property (i) owned by Seller and related to or used in the Business or (ii) licensed, used or held for use by Seller in the conduct of the Business, including the Intellectual Property listed on Section 1.1(c) of the Seller Disclosure Schedule (collectively, the “Conveyed Intellectual Property”);

(d) all Permits owned by Seller and used in the operation of the Business, but only to the extent transferable;

(e) all customer lists of the Business (including, to the extent captured by Seller or any of its Affiliates, home addresses, email addresses and any other contact information for such customers) and copies of all sales information and customer records of the Business (the “Customer and Business Information”);

(f) all supplier lists of the Business (the “Supplier Information”);

(g) the fixed assets set forth on Section 1.1(g) of the Seller Disclosure Schedule;

(h) all prepaid expenses (including prepaid or deferred catalog expenses) of the Business;

(i) copies of all books, records (including employment and other personnel records related to Transferred Employees and vendor records), files and papers (“Business Records”) that contain information primarily relating to the Business or the foregoing Purchased Assets, including, without limitation, copies of all books and records, sales data, cost and pricing information and advertising materials primarily relating to the Business;

(j) all right, title and interest of the Seller in and to the name “Alloy”; and

(k) all of the goodwill relating to the Business or any of the Purchased Assets.

Section 1.2 Excluded Assets.

Seller shall retain, and Buyer shall not purchase from Seller, any and all assets, properties and rights that are not included among the Purchased Assets, including (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents, including credit card receivables and checks received pending collection as of the close of business on the Closing Date, notes, bank deposits, certificates of deposit and marketable securities;

(b) except as set forth in Section 1.1(g), all fixed assets, including all fixtures, furniture, furnishings, machinery, equipment, tools, jigs, dies, patterns, molds, parts, engineering equipment, communications equipment, accessories, computers and peripheral devices, office and other equipment and appliances, and any replacement and spare parts for any such assets;

(c) all contracts and agreements other than the Assumed Contracts;

(d) all Intellectual Property other than the Conveyed Intellectual Property (collectively, the “Retained Intellectual Property”);

(e) all Permits to the extent not transferable;

(f) Business Records that contain information that does not relate primarily to the Business or the Purchased Assets or that Seller is required to retain by Law (the “Excluded Business Records”);

(g) the Purchase Price to be paid to Seller by Buyer pursuant to this Agreement (excluding any adjustments to the Purchase Price in favor of Buyer pursuant to Section 1.5 or Article V of this Agreement) and all rights of Seller under this Agreement and all other agreements, documents, certificates and instruments to be delivered at the Closing pursuant to Section 1.6 hereof;

(h) the Inventory set forth on Section 1.2(h) of the Seller Disclosure Schedule in an amount (based on cost) equal to the Negative Reserve;

(i) any interests in any real estate;

(j) all rights and interests under all Seller Employee Plans and funding media, reserves, insurance and assets associated with such Seller Employee Plans;

(k) all claims with respect to any balance or amount due from any Affiliate of Seller;

(l) all security deposits, earnest deposits and all other forms of deposit or security placed by Seller or dELiA*s in connection with the Business, but only to the extent such deposits are not included as an asset for purposes of determining Closing Book Value (and, to the extent any deposit is included as an asset for purposes of determining Closing Book Value, such deposit shall be deemed to be a Purchased Asset);

(m) all claims, deposits, prepayments, refunds, rebates, credits, causes of action, rights of recovery, rights of setoff and rights of recoupment relating to or arising out of the Excluded Assets or Excluded Liabilities;

(n) regardless of whether such assets are owned by Seller, all assets used in connection with the centralized management functions identified on Section 1.2(n) of the Seller Disclosure Schedule provided by Seller, its Affiliates or third party service providers;

(o) all accounts receivable arising from the operation of the Business prior to the Closing;

(p) all insurance policies and all rights thereunder and proceeds thereof;

(q) all Returns and Tax and accounting records and any related notes, worksheets, files or documents of Seller or relating to the Business; and

(r) all minute books, corporate seals, stock record books and stock transfer records of Seller.

Section 1.3 Assumed Liabilities.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Buyer hereby assumes and agrees to pay, honor, perform and discharge when due only the following liabilities and obligations (collectively, the “Assumed Liabilities”):

(a) all liabilities and obligations under the Assumed Contracts but only to the extent that such liabilities and obligations are required to be performed or arise thereunder on or after the Closing Date; provided, that such liability or obligation does not result from a breach or violation by Seller or its Affiliates of, or non-performance by Seller or any of its Affiliates under, any Assumed Contract on or prior to the Closing;

(b) all accounts payable (including catalog payable) of the Business (other than accounts payable to dELiA*s or any other Affiliate of Seller) existing as of the Closing, but only to the extent included as a liability (and in the amount specified therein) for purposes of determining Closing Book Value (the “Assumed Accounts Payable”);

(c) all liabilities and obligations arising following the Closing Date with respect to the Permits included in the Purchased Assets;

(d) all accrued expenses with respect to the operation of the Business existing as of the Closing, including accruals with respect to catalog expense, freight, advertising expense, Returns Valet Services, uniform resource locator fees and other expenses, but only to the extent included as a liability (and in the amount specified therein) for purposes of determining Closing Book Value (the “Assumed Accrued Expenses”);

(e) all liabilities and obligations relating to unsalable and returned products of the Business (other than the Excluded Inventory) regardless of when such products were sold;

(f) all liabilities and obligations with respect to (i) all gift cards and gift certificates of the Business and merchandise credit of the Business issued during the period commencing on the date that is one year prior to the Closing Date and ending on the Closing Date and (ii) any other money due customers of the Business as of the Closing, in each case, solely to the extent included as a liability for purposes of determining Closing Book Value; and

(g) all liabilities and obligations with respect to Buyer’s operation of the Business arising on and after the Closing Date, including all liabilities and obligations with respect to accounts payable and accrued expenses arising from Buyer’s operation of the Business on and after the Closing Date and gift cards and gift certificates issued by Buyer on and after the Closing Date.

Section 1.4 Excluded Liabilities.

Buyer is not assuming, and Seller shall remain obligated to pay, honor, perform and discharge, all liabilities and obligations of Seller other than the Assumed Liabilities, including (collectively, the “Excluded Liabilities”):

(a) any liabilities and obligations in respect of the Excluded Assets;

(b) any liabilities for accounts payable to dELiA*s and any other Affiliate of Seller;

(c) any liabilities for Taxes of Seller and any liabilities for Taxes relating to the Business or the Purchased Assets for any period ending on or before the Closing Date;

(d) any indebtedness of Seller for borrowed money and any guaranty of any of the foregoing;

(e) all liabilities and obligations with respect to all gift cards and gift certificates of the Business and merchandise credit of the Business issued more than one year prior to the Closing Date;

(f) except to the extent expressly assumed by Buyer pursuant to Section 4.7(f), all liabilities and obligations under or relating to the Seller Employee Plans;

(g) except to the extent expressly assumed by Buyer pursuant to Section 4.7(f), all liabilities and obligations relating to current or former employees, directors, agents, consultants or other independent contractors of Seller or its Affiliates, whether or not such persons are Transferred Employees or are otherwise employed by or perform other services for Buyer after the Closing, relating to services performed, benefits accrued or claims accrued or incurred on or prior to the Closing; and

(h) all liabilities owed to any broker or finder in connection with the Transactions based upon arrangements made by or on behalf of Seller or dELiA*s.

Section 1.5 Purchase Price; Purchase Price Adjustment.

(a) In consideration for the sale by Seller of the Purchased Assets to Buyer and Buyer’s assumption of the Assumed Liabilities, at the Closing, Buyer shall pay to Seller cash in an amount equal to $800,000 plus the Estimated Closing Book Value (the “Purchase Price”), by wire transfer of immediately available funds to the account designated in writing by Seller. Seller shall apply, and dELiA*s shall cause Seller to apply, the Purchase Price (less certain transaction costs and expenses of Seller and dELiA*s not to exceed Four Hundred Fifty Thousand Dollars ($450,000)) to repay outstanding Revolving Loans (as defined in the Credit Agreement, which term is defined in the GE Consent and Lien Release Letter) in such amount. The Purchase Price shall be subject to adjustment as set forth in this Section 1.5.

(b) Within 45 days after the Closing Date, Seller will prepare, or cause to be prepared, and deliver to Buyer an unaudited statement (the “Seller’s Closing Book Value

Statement”), together with appropriate supporting documentation, which shall set forth Seller’s calculation of Book Value as of the Closing (“Closing Book Value”). Seller’s Closing Book Value Statement shall be prepared in accordance with Seller’s accounting principles, methods and policies applied on a consistent basis for prior years (provided, that, Seller’s Closing Book Value Statement and Final Book Value shall contain the Negative Reserve). At Seller’s request, Buyer (i) shall reasonably cooperate and assist, and shall cause its representatives to assist, Seller and its representatives in the preparation of Seller’s Closing Book Value Statement and (ii) shall provide Seller and its representatives with any information reasonably requested by them (to the extent in Buyer’s possession). An example calculation of Book Value as if the Closing Date were May 4, 2013 is set forth as Schedule I attached hereto.

(c) Upon receipt from Seller, Buyer shall have 30 days to review Seller’s Closing Book Value Statement (the “Review Period”). At Buyer’s request, Seller (i) shall reasonably cooperate and assist, and shall cause its representatives to assist, Buyer and its representatives in the review of Seller’s Closing Book Value Statement and (ii) shall provide Buyer and its representatives with any information reasonably requested by them (to the extent in Seller’s possession). If Buyer disagrees with Seller’s computation of Closing Book Value, Buyer shall, on or prior to the last day of the Review Period, deliver a notice to Seller (a “Notice of Objection”), which sets forth its objections to Seller’s calculation of Closing Book Value. A Notice of Objection shall specify those items or amounts with which Buyer disagrees, together with a written explanation of the reasons for disagreement with each such item or amount. To the extent not set forth in a Notice of Objection delivered during the Review Period, Buyer shall be deemed to have agreed with Seller’s calculation of all other items and amounts contained in Seller’s Closing Book Value Statement and neither Party may thereafter dispute any item or amount not set forth in the Notice of Objection. Unless Buyer delivers a Notice of Objection to Seller within the Review Period, Buyer shall be deemed to have accepted Seller’s calculation of Closing Book Value and Seller’s Closing Book Value Statement shall be final, conclusive and binding.

(d) If Buyer delivers a Notice of Objection to Seller within the Review Period, Buyer and Seller shall, during the 20 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of the Closing Book Value. If at the end of such period or any mutually agreed extension thereof, Buyer and Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally or regionally recognized registered public independent accounting firm mutually acceptable to Buyer and Seller (the “Independent Expert”). The Parties shall instruct the Independent Expert promptly to review this Section 1.5 (including Seller’s accounting principles, methods and policies applied on a consistent basis for prior years) and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Book Value set forth in Seller’s Closing Book Value Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Buyer and Seller and not on an independent review. Buyer and Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than 30 days after its retention, the Independent Expert shall deliver to Buyer and Seller a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Book Value;

provided that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The decision of the Independent Expert shall be final, conclusive and binding on the Parties. The costs and expenses of the Independent Expert shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

(e) For purposes of this Agreement, “Final Book Value” means the Closing Book Value (x) as shown in Seller’s Closing Book Value Statement delivered by Seller to Buyer if Buyer accepts Seller’s Closing Book Value Statement or has not timely delivered a Notice of Objection within the Review Period in accordance with Section 1.5(c) or (y) if a Notice of Objection is so timely delivered, (A) as agreed by Buyer and Seller pursuant to Section 1.5(d) or (B) in the absence of such agreement, as shown in the Independent Expert’s report delivered pursuant to Section 1.5(d). Within three (3) Business Days after the Final Book Value has been finally determined pursuant to this Section 1.5:

(i) if the Final Book Value is less than the Estimated Closing Book Value, Seller and dELiA*s shall, jointly and severally, pay (as an adjustment to the Purchase Price) to Buyer, by wire transfer of immediately available funds, an amount equal to (A) the Estimated Closing Book Value minus (B) the Final Book Value. To the extent Seller and dELiA*s do not make any payments required by the immediately preceding sentence within fifteen (15) Business Days following its due date as finally determined in accordance with this Section 1.5, then Buyer shall have the right, at its option, upon prior written notice to Seller and dELiA*s, to set off any such amounts that are due and owing to Buyer under this Section 1.5(e)(i) against any payments due and owing to dELiA*s under the Transition Services Agreement; provided, that Buyer is not then in breach or default of its payment obligations under the Transition Services Agreement (after giving effect to any notice and cure period); and

(ii) if the Final Book Value is greater than the Estimated Closing Book Value, Buyer shall pay (as an adjustment to the Purchase Price) to Seller, by wire transfer of immediately available funds, an amount equal to (A) the Final Book Value minus (B) the Estimated Closing Book Value.

(f) Any payments actually made to any Party under this Section 1.5 shall not be subject to or included in any calculations made in respect of Article V to the extent that such payments would be duplicative.

Section 1.6 Closing Transactions.

(a) Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement at the offices of Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) Actions and Deliveries by Seller. At the Closing, Seller and/or dELiA*s, as applicable, shall deliver to Buyer:

(i) a bill of sale substantially in the form of Exhibit A dated the Closing Date and duly executed by Seller (the “Bill of Sale”);

(ii) an assignment and assumption agreement substantially in the form of Exhibit B dated the Closing Date and duly executed by Seller (the “Assignment and Assumption Agreement”);

(iii) an assignment of the Conveyed Intellectual Property substantially in the form of Exhibit C dated the Closing Date and duly executed by Seller (the “Intellectual Property Assignment”);

(iv) the consents (if any) listed on Section 1.6(b)(iv) of the Seller Disclosure Schedule;

(v) resolutions adopted by, (i) in the case of dELiA*s, the Board of Directors of dELiA*s duly authorizing the execution, delivery and performance by dELiA*s of this Agreement and any Ancillary Agreements to which it is a party and (ii) in the case of Seller, the Board of Managers of Seller duly authorizing the execution, delivery and performance by Seller of this Agreement and any Ancillary Agreements to which Seller is a party;

(vi) a good standing certificate of Seller from the Secretary of State of Delaware dated not earlier than twenty (20) days prior to the Closing Date;

(vii) evidence, satisfactory to Buyer, of General Electric Capital Corporation’s (y) consent to this Agreement and the transactions contemplated hereby and by the other Ancillary Agreements and (z) release of its Encumbrance on the Purchased Assets and authorization to file all requisite termination statements (whether with the Secretary of State of Delaware or the U.S. Patent and Trademark Office) in connection therewith (collectively, the “GE Consent and Lien Release Letter”); and

(viii) a non-foreign affidavit dated as of the Closing Date that complies with Section 1445 of the Code (the “FIRPTA Affidavit”).

(c) Actions and Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i) the Purchase Price specified in Section 1.5(a) above;

(ii) the Assignment and Assumption Agreement dated the Closing Date and duly executed by Buyer; and

(iii) any valid resale tax certificates in all applicable jurisdictions for any Inventory being acquired by Buyer for resale.

(d) Other Closing Matters. At the Closing:

(i) a transition services agreement between dELiA*s and Buyer substantially in the form attached hereto as Exhibit D shall have been executed and delivered by all necessary parties (the “Transition Services Agreement”); and

(ii) an assignment agreement between dELiA*s, Alloy, LLC (as successor to Alloy, Inc.) and Buyer, substantially in the form attached hereto as Exhibit E, relating solely to the portions of the MSA pertaining to the Business following the Closing, shall have been executed and delivered by all necessary parties (the “MSA Assignment Agreement”).

Section 1.7 Allocations.

As soon as reasonably practicable following the Closing, Buyer shall deliver to Seller a draft allocation statement setting forth Buyer’s allocation of the Purchase Price and those Assumed Liabilities that are liabilities for United States federal income tax purposes. If Seller does not provide Buyer with notice of an objection to such draft allocation statement within 20 days of receipt, such draft shall become final (subject to any subsequent revisions required by this Section 1.7). If Seller does timely deliver a notice of objection, Buyer and Seller shall, during the 20 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the allocation statement. If at the end of such period or any mutually agreed extension thereof, Buyer and Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to the Independent Expert. The Parties shall instruct the Independent Expert to promptly resolve any dispute regarding the draft allocations statement. The decision of the Independent Expert shall be final, conclusive and binding on the Parties and the costs of the Independent Expert shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Each of Seller and Buyer agrees to complete IRS Form 8594 and any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provision of Law consistently with such allocation and, if requested by the other Party hereto, to furnish such Party with a copy of such Form prepared in draft form no less than 45 days prior to the filing due date of such Form. Neither Seller nor Buyer shall file any Return or take a position with any taxing authority or in connection with any Tax-related Action or audit that is inconsistent with this Section 1.7. If the Purchase Price is adjusted pursuant to Section 1.5, any allocation that has been agreed to by the Parties shall be revised appropriately; provided, that any such revisions shall be made pursuant to Section 1060 of the Code and any other applicable Tax Laws. Buyer and Seller agree to treat any payment made pursuant to the indemnification provisions of this Agreement as an adjustment to the Purchase Price for Tax Purposes.

Section 1.8 Non-Assignable Assets.

Notwithstanding anything in this Agreement to the contrary, to the extent that the assignment of any contracts or the transfer of any properties or assets requires the consent of any other Person or Governmental Authority and such consent has not been obtained, this Agreement shall not constitute an agreement to assign or transfer any such contracts, properties or assets or any claim, right or benefit arising thereunder or resulting therefrom if any such attempted assignment or transfer would constitute a breach or default thereunder or otherwise adversely affect in any material manner the rights of Buyer thereunder. If consent to the assignment or transfer of any such contracts, properties or assets is not obtained, or if an attempted assignment or transfer thereof in the absence of such a consent would be ineffective or would adversely affect in any material manner the rights of Buyer thereunder, then, at Seller’s sole cost and expense, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide to Buyer the benefits under such contracts, properties or assets; provided that such cooperation by Seller shall not cause Seller to violate any terms of any such contract or any applicable Law or require Seller or any of its Affiliates to commence, defend or participate in any litigation; provided, further, that Buyer shall not assume (and Seller shall retain) any liabilities arising under such assets or contracts unless Buyer has received all of the benefits that gave rise to such liability (including, without limitation, in the case of any of the Assumed Contracts, enforcement of such Assumed Contract for the account of Buyer of any and all rights of Seller against any other party to such Assumed Contract arising out of the breach, non-fulfillment or cancellation thereof by such other party).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and dELiA*s hereby jointly and severally represents and warrants to Buyer that, except as set forth in the disclosure schedule delivered by Seller to Buyer and attached hereto and made a part hereof (the “Seller Disclosure Schedule”), the statements contained in this Article II are complete and accurate as of the date of this Agreement:

Section 2.1 Organization and Qualification; Subsidiaries.

Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite limited liability company power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on the Business as it is now being conducted. Seller is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, other than those jurisdictions in which the failure to so qualify or be in good standing would not have a Seller Material Adverse Effect. The Seller does not have any Subsidiaries.

Section 2.2 Authority Relative to this Agreement and Related Matters.

Seller has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the Transactions have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement and the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof and thereof by Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.3 No Conflict; Required Filings and Consents.

The execution and delivery of this Agreement and the Ancillary Agreements by Seller do not, and the consummation by Seller of the Transactions will not, (a) conflict with or violate the organizational or governing documents of Seller, (b) conflict with or violate, in any material respect, any Law or Order applicable to Seller or by which Seller or any of its properties is bound, (c) result in a material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give rise to any right of termination, acceleration or cancellation under, or result in the creation of an Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Seller is a party or by which Seller or any of its properties is bound, or (d) require Seller to obtain any consent, approval, authorization or permit of, or to make any material filing with or notification to, any Governmental Authority, except (i) as set forth in Section 2.3 of the Seller Disclosure Schedule, or (ii) for any filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

Section 2.4 Financial Statements; Undisclosed Liabilities; Absence of Certain Changes.

(a) Seller has delivered to Buyer true and complete copies of (i) the unaudited balance sheet of the Business as at February 2, 2013 and January 28, 2012 and the unaudited statement of operations of the Business for the fiscal years ended February 2, 2013 and January 28, 2012 and (ii) the unaudited balance sheet of the Business as at May 4, 2013 and the unaudited statement of operations of the Business for the three-months then ended (the “Interim Financial Statements”). All of the foregoing financial statements of the Business are collectively referred to herein as the “Financial Statements.”

(b) Except as set forth in Section 2.4(b) of the Seller Disclosure Schedule, the Financial Statements: (i) present fairly in all material respects the financial position of Seller as of the dates thereof and the results of operations of Seller for the periods covered thereby; (ii) are consistent in all material respects with the Business Records of Seller; and (iii) have been prepared in conformity with Seller’s internal management accounting policies applied on a consistent basis with prior years.

(c) Except as set forth in Section 2.4(c) of the Seller Disclosure Schedule, Seller does not have any liabilities, other than (i) liabilities reflected on the Financial Statements, and (ii) liabilities incurred subsequent to the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business.

(d) Except as set forth in Section 2.4(d) of the Seller Disclosure Schedule or as otherwise contemplated by this Agreement, since February 2, 2013, Seller has conducted the Business in the ordinary course of business and there has not occurred any Seller Material Adverse Effect.

Section 2.5 Absence of Litigation.

Except as disclosed in Section 2.5 of the Seller Disclosure Schedule, (a) there is no material private or governmental action, suit, proceeding, litigation, arbitration or investigation (“Action”) pending or, to the knowledge of Seller, threatened against the Business or the Purchased Assets before any Governmental Authority or which challenges the validity or enforceability of this Agreement or the Transactions, and (b) there is no legally binding material judgment, decree, order, injunction, decision or award of any Governmental Authority (“Order”) against the Business or the Purchased Assets.

Section 2.6 Employee Benefit Plans.

Section 2.6 of the Seller Disclosure Schedule sets forth a true and complete list of the employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) currently maintained, sponsored or contributed to by Seller or its Affiliates and all bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, post-retirement or post-termination health or welfare benefit, severance, welfare, medical, life, vacation, sickness, retention, transaction bonus, change in control, death benefit and other material fringe or employee benefit plans, programs, policies and arrangements, and all employment and consulting agreements and written offer letters, in each case for the benefit of, or relating to, any Employee or former Employee (including their beneficiaries and dependents) (collectively, the “Seller Employee Plans”). Seller has made available to Buyer true and complete copies of each written Seller Benefit Plan. Except as would not have a Seller Material Adverse Effect, with respect to any of the Seller Employee Plans, (i) each Seller Employee Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or, with respect to a prototype or volume submitter plan, may rely upon an opinion or advisory letter from the IRS to the plan sponsor; (ii) there has been no non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, involving the assets of any of the Seller Employee Plans; (iii) no Action has been instituted or, to the knowledge of Seller, is threatened against or with respect to any Seller Employee Plan (other than routine claims for benefits and appeals of such claims); and (iv) each Seller Employee Plan has been operated in accordance with its terms and applicable Law, including ERISA and the Code. Neither the Seller nor any entity that would be deemed a “single employer” with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code maintains, sponsors or contributes to (or has in the past six (6) years maintained, sponsored or contributed to) (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA, (ii) any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code or (iii) any single employer plan within the meaning of Section 4001(a)(15) of ERISA that is subject to Sections 4063 and 4064 of ERISA. None of the Purchased Assets are subject to a lien under Section 303(k) or Title IV of ERISA or Section 430 of the Code.

Section 2.7 Permits.

Except as set forth in Section 2.7 of the Seller Disclosure Schedule, Seller has all material Permits required in connection with the operation of the Business as it is now being operated and conducted by Seller (collectively, “Seller Permits”). A list of the Seller Permits is set forth on Section 2.7 of the Seller Disclosure Schedule. Seller is in compliance, in all material respects, with the terms and conditions of such Seller Permits, and no revocation, suspension or cancellation of any such Seller Permit is pending or, to the knowledge of Seller, threatened.

Section 2.8 Purchased Assets; Sufficiency of Assets; Inventory.

(a) Except as set forth in Section 2.8(a) of the Seller Disclosure Schedule, Seller has good and valid title to or, in the case of licenses, valid and subsisting licenses in, all of the Purchased Assets, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. Upon the assignment, transfer and conveyance of the Purchased Assets to Buyer, there will be vested in Buyer good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Seller does not own or lease any real property.

(c) The Business is conducted, in all material respects, solely through Seller, subject to the use of the shared assets of, and the shared services provided by, dELiA*s set forth on Section 2.8(c)(i) of the Seller Disclosure Schedule and the services provided to the Business pursuant to the MSA. The Purchased Assets constitute all of the assets and rights necessary to operate the Business immediately following the Closing in substantially the manner as currently conducted by Seller, except (i) as set forth in Section 2.8(c)(ii) of the Seller Disclosure Schedule and (ii) for assets, rights and services to be provided to Buyer under the MSA Assignment Agreement and the Transition Services Agreement.

(d) All of the Inventory consists of items which (i) are good and merchantable in all material respects, (ii) are free from material defects and (ii) were, to the knowledge of Seller, manufactured in accordance with applicable Law. Seller is not under any liability or obligation with respect to the return, replacement or refund of the Inventory in the possession of its customers, except pursuant to the terms of Seller’s standard return policy.

Section 2.9 Conveyed Intellectual Property and Compliance with Privacy Laws.

(a) Except as set forth in Section 2.9 of the Seller Disclosure Schedule, Seller has (i) all right, title and interest in and to all Conveyed Intellectual Property owned by Seller, free and clear of all Encumbrances, other than Permitted Encumbrances, and (ii) a license or right to use all other Conveyed Intellectual Property not owned by Seller.

(b) To the knowledge of the Seller, there are no facts or circumstances that would render any Material Conveyed Intellectual Property invalid or unenforceable.

(c) Except as set forth in Section 2.9 of the Seller Disclosure Schedule, no Registered Conveyed Intellectual Property owned by the Seller or Material Conveyed Intellectual Property is subject to any proceeding or outstanding Order that restricts and/or conditions in any manner the use, transfer or licensing thereof by the Seller or which would reasonably be expected to affect in any material respect the validity, use or enforceability of such Registered Conveyed Intellectual Property or Material Conveyed Intellectual Property.

(d) To the knowledge of the Seller, the transactions contemplated by this Agreement shall have no material adverse effect on the Seller’s right, title and interest in and to the Material Conveyed Intellectual Property.

(e) Except as set forth in Section 2.9 of the Seller Disclosure Schedule, all Material Conveyed Intellectual Property is fully transferable, alienable or licensable to the Buyer by the Seller without restriction and without payment of any kind to any third party.

(f) Each item of the Registered Conveyed Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Conveyed Intellectual Property have been paid and all necessary documents in connection with such Registered Conveyed Intellectual Property have been filed with the relevant patent, copyright, trademark authorities in the United States, as the case may be, for the purposes of maintaining such Registered Conveyed Intellectual Property.

(g) Except as set forth in Section 2.9 of the Seller Disclosure Schedule, no third party has any rights to any Registered Conveyed Intellectual Property owned by the Seller or any Material Conveyed Intellectual Property.

(h) Except as set forth in Section 2.9 of the Seller Disclosure Schedule, Seller has not received, and does not have any knowledge of any facts that indicate a likelihood of receiving, written notice from any Person directing the Seller to review or consider the applicability of such Person’s Intellectual Property to the Registered Conveyed Intellectual Property or the Material Conveyed Intellectual Property, or claiming that any act, product, technology or service of the Seller related thereto infringes, misappropriates, or dilutes any Intellectual Property of any Person (including, without limitation, any demand or request that the Seller license any rights from a third party).

(i) To the knowledge of the Seller, no Person is infringing, misappropriating, or diluting any Registered Conveyed Intellectual Property or any Material Conveyed Intellectual Property.

(j) Since January 1, 2011, Seller has complied in all material respects with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Seller in the conduct of the Business. Since January 1, 2011, no material claims have been asserted or, to the knowledge of Seller, threatened against the Seller alleging a violation of any Person’s privacy or personal information or data rights and, to the knowledge of the Seller, the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation, in any material respect, of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by the Seller in the conduct of the Business.

Section 2.10 Material Contracts.

Section 2.10 of the Seller Disclosure Schedules contains a complete and correct list of the following Contracts (each, a “Material Contract”) pertaining to the Business and/or Seller’s ownership and/or use of the Purchased Assets: (i) any employment agreements, employment contracts, retention agreements, consulting agreements or independent contractor agreements of Seller; (ii) any collective bargaining agreement or other Contract with any labor organization, union or association; (iii) any covenant not to compete that limits the conduct of the Business or the use of the Purchased Assets; (iv) any Contract with (A) dELiA*s or its Affiliates or (B) a current or former officer, director, member, manager, partner or employee of Seller, dELiA*s or any of their respective Affiliates or family members; (v) any lease, sublease or similar Contract with any Person under which the Seller is a lessor or sublessor of, or makes available for use to any Person, any of the Purchased Assets; (vi) any license, option or other Contract relating in whole or in part to the Conveyed Intellectual Property; (vii) any Contract under which the Seller has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person or guaranteed the indebtedness of any Person; (viii) any Contract under which the Seller has, directly or indirectly, made any material advance, loan, extension of credit or capital contribution to, or other investment in, any Person; (ix) any Contract granting an Encumbrance upon any of the Purchased Assets; (x) any Contract for any joint venture, partnership or similar arrangement pertaining to the Business; and (xi) any other Contract to which the Seller (or any of its Affiliates) is a party or by which it or any of its assets is bound or subject, and that is material to the use or operation of the Purchased Assets. Seller has made available to Buyer a correct and complete copy of each Material Contract. With respect to each Assumed Contract, except as set forth in Section 2.10 of the Seller Disclosure Schedule: (i) the Assumed Contract is a legal, valid and binding obligation of Seller and, to the knowledge of Seller, each other party thereto, and is in full force and effect; (ii) Seller is not in breach of or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Seller, under the Assumed Contract; and (iii) to the knowledge of Seller, no other party to the Assumed Contract is in breach of or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by such other party, under such Assumed Contract. As of the date hereof, neither Seller nor dELiA*s has received any written or, to the Seller’s knowledge, oral notice that any counterparty to any Material Contract threatened to terminate, suspend or not renew any Material Contract. Seller has provided to Buyer true and correct copies of the Material Contracts that constitute Assumed Contracts.

Section 2.11 Compliance with Laws.

Since January 1, 2011, the Business has been operated in compliance, in all material respects, with all Laws applicable thereto. Since January 1, 2011 no written notice of any violation of such Laws has been received by Seller.

Section 2.12 Labor and Employment Matters.

(a) There is no pending, to the knowledge of Seller, threatened material labor dispute, grievance or Action relating to labor, safety or discrimination matters involving any employee of the Seller. Since January 1, 2011, Seller has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements, and since January 1, 2011 has not and is not engaged in any unfair labor practice. Seller is not a party to, or bound by, any collective bargaining agreement with respect to any employee of the Seller and no collective bargaining agreement is being negotiated by Seller.

(b) Section 2.12(b) of the Seller Disclosure Schedule contains a true, correct and complete list of: (i) the names, departments, titles and hire dates of, and current base salary or wage rate, 2012 base salary or wage rate, as applicable, and annual bonuses, vacation and/or paid time off accrual amounts of, and commission and bonus accrual of, each Employee as of the Closing Date and whether the Employee is full-time, part-time or per-diem, and (ii) the name of each individual who currently provides, or who has within the prior twelve (12) month period provided, services to Seller or its Affiliates as an independent contractor with respect to the Business. Except for ordinary paid time off, paid sick leave or paid vacation leave accrued and authorized, as of the Closing Date, none of the Employees are on inactive status (including, leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental or other leave, or sick leave). Except as set forth in Section 2.12(b) of the Seller Disclosure Schedule and as required by applicable Law, the employment of each of the current Employees is terminable by Seller at will, and Seller has no obligation to provide any particular form or period of notice prior to terminating the employment of any Employees. No Employee has given Seller notice of his or her intention to terminate employment with Seller.

Section 2.13 Tax Matters.

(a) Except as set forth in Section 2.13(a) of the Seller Disclosure Schedule, Seller and dELiA*s have filed, or will timely file, all material Returns required to be filed for periods ending on or prior to the Closing Date and have paid, or will timely pay, all material Taxes relating to the business of Seller shown thereon as owing.

(b) Except as set forth in Section 2.13(b) of the Seller Disclosure Schedule, (i) there is no Action or audit pending or, to the knowledge of Seller, threatened with respect to any liability for Tax relating to the business of Seller, (ii) there is no liability for Tax pursuant to United States Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state, or local law), by reason of Seller having been a member of any consolidated, unitary or combined group of which dELiA*s was not the common parent corporation, and (iii) there is no liability for Tax of any Person (other than Seller or dELiA*s), as a transferee or successor, by contract, or otherwise, that has or will create a lien on the Purchased Assets.

(c) There are no Encumbrances for Taxes (other than for Taxes not yet due and payable) upon any of the assets of Seller or dELiA*s. Each of Seller and dELiA*s has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d) Neither Seller nor dELiA*s is or has been a party to any “listed transaction” as defined in Section 6707(A)(c)(2) and United States Treasury Regulations Section 1.6011-4(b)(2).

(e) Seller has always been treated as a disregarded entity for United States federal income tax purposes, and has not elected to be treated as an association taxable as a corporation.

Section 2.14 Suppliers.

Section 2.14 of the Seller Disclosure Schedule lists the ten largest (in terms of dollar amount) suppliers of finished goods, raw materials and packaging materials (“Key Suppliers”) of the Business for each of the fiscal year ended February 2, 2013 and the fiscal year ended January 28, 2012. No Key Supplier has canceled or otherwise terminated its business relationship with, or materially changed any terms of its business relationship with, Seller or, to the knowledge of Seller, threatened to cancel or otherwise terminate its business relationship with, or materially change any of terms of its business relationship with, Seller. Seller has not received any written notice that any Key Supplier may cancel or terminate its relationship with the Business as a result of the consummation of the transactions contemplated by this Agreement.

Section 2.15 Brokers.

Except as set forth in Section 2.15 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or dELiA*s.

Section 2.16 Capitalization.

dELiA*s is the sole member of Seller. Except with respect to the membership interests of Seller owned by dELiA*s there are no other interests, securities or rights issued or issuable by, and no Person has any claim to any interests, securities or rights with respect to the equity interests of, Seller.

Section 2.17 Affiliate Transactions.

Except as set forth on Section 2.17 of Seller Disclosure Schedule, neither dELiA*s, its Affiliates nor any employee, officer, director or manager of Seller or dELiA*s nor any member of his or her immediate family or any of their respective Affiliates (each, a “Related Person”) (i) owes any amount to the Business nor does the Business owe any amount to, or has the Business committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person (except for business expense reimbursements incurred in the ordinary course of business or in connection with services provided by any such Persons as employees, officers, directors or managers of Seller or dELiA*s), (ii) provides services to the Business (other than services provided by any such Persons as employees, officers, directors or managers of Seller or dELiA*s), or (iii) owns any material property or right, tangible or intangible, that is used by Seller in the operation or conduct of the Seller’s Business.

Section 2.18 Customer Information.

To Seller’s knowledge, the number of customers of the Business set forth on the report from Web Decisions set forth on Section 2.18 of the Seller Disclosure Schedule is accurate in all material respects as of the date of such report.

Section 2.19 No Additional Representations.

Except for the representations and warranties contained in this Agreement or in any other Ancillary Agreement to which Seller or dELiA*s is a party, neither Seller nor dELiA*s is making any other express or implied representations or warranties with respect to Seller, dELiA*s or the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article III are complete and accurate as of the date of this Agreement:

Section 3.1 Organization and Qualification.

Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite limited liability company power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 3.2 Authority Relative to this Agreement and Related Matters.

Buyer has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the Transactions have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement and the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof and thereof by Seller or the other parties thereto, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.3 No Conflict; Required Filings and Consents.

The execution and delivery of this Agreement and the Ancillary Agreements by Buyer do not, and the consummation by Buyer of the Transactions will not, (a) conflict with or violate the organizational or governing documents of Buyer, (b) conflict with or violate, in any material respect, any Law or Order applicable to Buyer or by which Buyer or any of its properties is bound, (c) result in a material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give rise to any right of termination, acceleration or cancellation under, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties is bound, or (d) require Buyer to obtain any consent, approval, authorization or permit of, or to make any material filing with or notification to, any Governmental Authority.

Section 3.4 Absence of Litigation.

(a) There is no material Action pending or, to the knowledge of Buyer, threatened against Buyer before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no Order against Buyer that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 3.5 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 3.6 No Additional Representations.

Except for the representations and warranties contained in this Agreement or in any other Ancillary Agreement to which Buyer is a party, Buyer is not making any other express or implied representations or warranties with respect to Buyer or the Transactions.

ARTICLE IV

COVENANTS

Section 4.1 Access to Information.

(a) Buyer shall preserve for a period of six (6) years following the Closing, all Business Records possessed or to be possessed by Buyer relating to any of the Purchased Assets, Assumed Liabilities or the Business prior to the Closing. Buyer shall provide Seller and its representatives with reasonable access, upon prior reasonable written request, during regular business hours, to (i) the officers and employees of Buyer and the Business and (ii) Business Records of Buyer, but, in each case, only to the extent relating to the Purchased Assets, Assumed Liabilities or the Business prior to the Closing and only to the extent reasonably required in order for them to prepare financial statements and Returns and to deal with Tax audits and to defend third-party Actions and, in connection therewith, the Seller and its representatives shall have the right to make copies of such Business Records at their sole cost; provided that such access does not unreasonably disrupt the normal operations of the Buyer; provided, further, that such access shall comply with applicable Law. Seller may only use any such information for the purposes set forth in this Section 4.1 and shall otherwise maintain such information in confidence in accordance with the Confidentiality Agreements as if it were the recipient of such information under, and bound by the confidentiality obligations set forth in, the Confidentiality Agreements. The Seller shall preserve, for a period of six (6) years following the Closing, all Excluded Business Records and shall grant the Buyer access to such Excluded Business Records only to the extent reasonably required for a legitimate business purpose, on the same terms as set out herein, mutatis mutandis.

(b) Except as required by applicable Law or the rules or regulations of any securities exchange, the terms and conditions of this Agreement and any Ancillary Agreements will be kept confidential by the Parties hereto and thereto and will not be used by any such Party other than (i) as contemplated by this Agreement and the Ancillary Agreements, (ii) with respect to any disclosures by any such Party to (A) its auditors, accountants or any of its legal, tax or financial advisors or (B) current or prospective investors of such Party or to any potential acquirer of such Party or its assets; provided, that in all such cases such persons shall be informed of the confidential nature of such information and the obligations hereunder and the disclosing Party shall remain liable for any breach by such persons, or (iii) the enforcement by such Party of its rights under this Agreement or the Ancillary Agreements.

Section 4.2 Further Assurances.

Each of the Parties shall execute, acknowledge and deliver such documents and other instruments and take such further actions, at any other Party’s request and without further consideration, as reasonably may be required more effectively to convey, transfer to and vest in Buyer, and to put Buyer in possession of, any of the Purchased Assets transferred or assigned hereunder and otherwise to carry out the provisions hereof and consummate the Transactions.

Section 4.3 Public Announcements.

Each of the Parties agrees that no press release or announcement concerning this Agreement or the Transactions shall be issued by it or any of its Affiliates without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange.

Section 4.4 Taxes.

(a) Buyer shall pay fifty percent (50%) and Seller shall pay fifty percent (50%) of any transfer, documentary, stamp, sales, use, registration and other similar Taxes, and any conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of any of the Transactions and Seller shall, at its own expense, file all necessary Returns and other documentation with respect to such Taxes, fees and charges; provided, however, that Buyer shall pay when due all sales, use and similar Taxes and other fees and charges (including any penalties and interest) with respect to the Inventory incurred in connection with the consummation of any of the Transactions.

(b) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities as is reasonably necessary for the filing of all Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing authority, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the Party requesting it.

Section 4.5 Sale of Excluded Inventory.

Following the Closing, Seller and dELiA*s may sell the Excluded Inventory only through dELiA*s jobber or at a tent sale in Wildwood, New Jersey.

Section 4.6 Bulk Sales Laws.

The Parties agree to waive compliance with any applicable bulk sales Laws or other similar Laws that may be applicable to the sale and transfer of the Purchased Assets.

Section 4.7 Employee Matters.

(a) Except as otherwise required by applicable Law or the terms of the applicable Seller Employee Plan, effective as of the Closing Date, the Employees shall cease to be covered as active participants by the Seller Employee Plans. Buyer or its Affiliate shall offer employment effective as of the Closing Date to each Employee in accordance with the terms and conditions set forth in this Section 4.7. The employment of all Employees with Seller shall terminate effective as of the Closing Date. Each such Employee who accepts an offer of employment from Buyer or one of its Affiliates and commences employment with Buyer or one of its Affiliates shall be referred to herein as a “Transferred Employee.” Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as requiring either Buyer or any of its Affiliates to be obligated to continue the employment of any Transferred Employee for any period after the Closing Date or in any way limit Buyer’s or any of its Affiliates’ right to terminate the employment of any Transferred Employee or change the terms and conditions of employment of any Transferred Employee at any time following the Closing for any reason (or no reason). Seller shall, effective as of the Closing Date, release each of the Transferred Employees from and, if requested by Buyer, assign to Buyer its rights under any non-competition, non-solicitation, confidentiality and similar restrictive covenants or agreements previously entered into between Seller or its Affiliates and such Transferred Employees. Seller shall deliver to Buyer upon written request, within five (5) Business Days after receipt of such request, written evidence, in form and substance satisfactory to Buyer, of the release and assignment described in the immediately preceding sentence. Seller and dELiA*s acknowledge and agree that the non-solicitation restrictions in the Confidentiality Agreements do not apply with respect to the Transferred Employees.

(b) Seller shall cause to be paid, discharged and satisfied in full to all Employees, whether or not such Employees become Transferred Employees, (i) all liabilities for or associated with any transaction bonus or severance obligations owed to such Employees pursuant to the terms of the applicable Seller Employee Plan, including any employment agreement, retention agreement, offer letter or compensation arrangement or applicable Law, to which such Employees may be entitled as a result of the consummation of the Transactions and/or the termination of their employment and (ii) except to the extent expressly assumed Buyer pursuant to Section 4.7(f), any other amounts such Employees may be entitled to as the result of the termination of their employment with Seller and its Affiliates, including accrued and unused vacation time and accrued bonuses, if any.

(c) With respect to each Employee, Buyer or its Affiliates shall offer such Employee employment in a position that is comparable to such Employee’s position immediately prior to the Closing Date and, for the six-month period immediately following the Closing Date, Buyer or its Affiliate shall provide to each Employee who becomes a Transferred Employee no less favorable base salary or wage rates, as applicable, as provided to such Transferred Employee immediately prior to the Closing, as set forth for such Transferred Employee in Section 2.12(b) of the Seller Disclosure Schedule.

(d) With respect to each Transferred Employee (other than the Transferred Employees who are parties to the Retention Agreements set forth on Section 4.7(d) of the Seller Disclosure Schedule), Buyer or its Affiliates shall provide severance benefits equal to one month’s base salary or wages, as applicable, payable in a single lump sum, if Buyer or its Affiliates terminate the employment of any such Transferred Employee without Cause during the six-month period immediately following the Closing (subject to the Transferred Employee’s execution of a release of claims). With respect to the Transferred Employees who are parties to the Retention Agreements set forth on Section 4.7(d) of the Seller Disclosure Schedule, Seller and its Affiliates shall remain liable and be responsible for all severance and other amounts owed under such Retention Agreements (which, for the avoidance of doubt, shall be Excluded Liabilities hereunder).

(e) With respect to each Transferred Employee, effective from and after the Closing Date, Buyer or its Affiliates shall use commercially reasonable efforts to (i) recognize, for all purposes under all employee benefit plans, programs and arrangements established or maintained by Buyer or its Affiliates for the benefit of the Transferred Employees, service with Seller and its Affiliates prior to the Closing Date to the extent such service was recognized under the corresponding Seller Employee Plan covering such Transferred Employees, including for purposes of eligibility, vesting and benefit levels and accruals, other than benefit accruals under a defined benefit plan or program, (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or its Affiliates for the benefit of the Transferred Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Seller Employee Plan and (iii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing Date under all employee health and other welfare benefit plans established or operated by Buyer or its Affiliates for the benefit of the Transferred Employees for the plan year in which the Closing Date occurs.

(f) Buyer shall, or shall cause its relevant Affiliate to, grant each Transferred Employee paid time off in an amount equal to such accrued and unused vacation hours as of the Closing Date, as set forth for such Transferred Employee in Section 2.12(b) of the Seller Disclosure Schedule, but solely to the extent treated as Assumed Liabilities hereunder for purposes of calculating Closing Book Value and permit Transferred Employees to use such vacation hours accrued as of the Closing Date in accordance with Buyer’s vacation policy generally in effect from time to time, unless applicable Law would require otherwise.

(g) No later than January 31, 2014, Buyer or its Affiliates shall adopt a defined contribution plan sponsored by Buyer or one of its Affiliates that is intended to be “qualified” within the meaning of Section 401(a) of the Code (the “Buyer 401(k) Plan”) and, thereupon, Buyer shall use commercially reasonable efforts to permit each Transferred Employee who was a participant in a defined contribution plan sponsored by Seller or one of its Affiliates that is intended to be “qualified” within the meaning of Section 401(a) of the Code (the “Seller 401(k) Plan”) to elect to transfer by direct rollover to the Buyer 401(k) Plan, each such Transferred Employee’s account balance when distributed from the Seller 401(k) Plan, including any outstanding participant loans from the Seller 401(k) Plan, to the Buyer 401(k) Plan. Prior to the completion of any such direct rollover of outstanding participant loans, Seller shall not place any such participant loans in default during the period of the Transferred Employees employment with Buyer or its Affiliates for so long as such participant remains current on all principal and interest payments due thereunder and, during such period, Buyer and Seller shall provide reasonable assistance to each other in order to facilitate the remission of such loan payments to the Seller 401(k) Plan via payroll deduction from Buyer’s payroll. Seller shall cause the account balance of each Transferred Employee under the Seller 401(k) Plan to become fully vested and non-forfeitable as of the Closing Date.

(h) From and after the Closing until such time as Buyer or its Affiliates establishes a group health plan covering the Transferred Employees, which Buyer shall, or shall cause its Affiliates to establish on behalf of the Transferred Employees no later than 90 days after the Closing, Seller shall allow each of the Transferred Employees (and their qualified beneficiaries) to receive COBRA continuation coverage under Seller’s group health plan at the same active employee rates charged to the Transferred Employees for corresponding coverage immediately prior to Closing and Buyer shall promptly reimburse Seller for the difference between Seller’s full COBRA coverage rate and the active employee rate for each Transferred Employee to whom Seller provides such continuation coverage for the duration of such coverage.

(g) Nothing in this Section 4.7, express or implied, shall confer upon any Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

Section 4.8 Restrictive Covenants.

(a) Commencing on the date hereof and ending on the two (2) year anniversary of the date hereof (the “Restricted Period”), Seller and dELiA*s will not, and will cause each of its Affiliates not to, directly or indirectly, solicit for employment or hire any of the Transferred Employees, unless (i) such employee’s employment with the Business has been terminated by Buyer (and provided that Seller, dELiA*s or any of its Affiliates did not engage in any solicitation of such employee prior to the termination of such employee’s employment with Buyer) or (ii) such employee has voluntarily resigned his or her employment with Buyer and at least three (3) months have passed before any such solicitation or hiring by Seller, dELiA*s or any of its Affiliates; provided, however, that this Agreement shall in no way restrict any of the restricted parties from hiring any person in response to a general advertisement for employment to the public in a newspaper of general circulation or by other similar means.

(b) During the Restricted Period, Seller and dELiA*s shall not, and shall use commercially reasonable efforts to cause their Affiliates not to, except as explicitly permitted under any other written agreement duly signed by Buyer, on the one hand, and Seller and/or dELiA*s, on the other hand (including the Transition Services Agreement), (i) use for any

purpose, or (ii) disclose to any Person (other than in performance of any of its obligations under this Agreement), confidential information of the Business; provided, however, that the foregoing shall not prohibit such restricted party from using or disclosing any such confidential information of the Business which: (x) at the time of its use or disclosure is through no fault of Seller, dELiA*s or their respective Affiliates part of the public domain by publication or otherwise; (y) is required to be disclosed by Seller or dELiA*s pursuant to applicable Law, in which case, Seller or dELiA*s, as applicable, shall give written notice to Buyer prior to any such disclosure; or (z) is made available from a third party without breach of any confidentiality obligations owed by such third party to Buyer or its Affiliates. For purposes hereof, “confidential information of the Business” shall mean all trade secrets, reports, financial information, business plans, customer lists and supplier lists of Seller; provided, however, if there is any overlap between customers or suppliers contained in the customer or supplier lists of Seller and customers or suppliers contained in the separate customer or supplier list of dELiA*s, the term “confidential information of the Business” shall not be deemed to include any information with respect to any such overlapping customers or suppliers.

(c) The parties agree that the provisions and restrictions contained in this Section 4.8 are necessary to protect the legitimate continuing interests of Buyer, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which monetary damages or any other remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to seek temporary and permanent injunctive relief (without the necessity of having to prove actual damages therefrom) and such other equitable relief as a court may grant.

Section 4.9 Change of Name.

Within twenty (20) Business Days after the Closing Date, Seller shall, and dELiA*s shall cause Seller to, change its name to a new name bearing no resemblance to its present name and not containing the word “Alloy” or any name similar thereto. After the Closing Date, neither Seller nor dELiA*s shall use the name “Alloy” in the operation of their respective businesses.

Section 4.10 Delivery of Customer List.

Within two (2) Business Days after the Closing, Seller agrees to deliver to Buyer the customer list of the Business, in such form or medium as agreed to by Buyer and Seller.

ARTICLE V

INDEMNIFICATION PROVISIONS

Section 5.1 Seller’s and dELiA*s Indemnification Obligation.

Subject to the limitations set forth in Section 5.4, Seller and dELiA*s shall, jointly and severally, indemnify, defend and hold harmless Buyer, its officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives (collectively, the “Buyer Indemnified Parties”) from and against any damages, claims, losses, liabilities, charges, fines, penalties, judgments, amounts paid in settlement and costs and expenses (including reasonable attorneys’ fees) (each, a “Liability” and, collectively, “Liabilities”) that any of the Buyer Indemnified Parties suffered, sustained or incurred or became subject to arising out of, based upon or in connection with (a) any inaccuracy or breach of any representation or warranty of Seller or dELiA*s contained in Article II or Section 6.13 of this Agreement, (b) any breach of any covenant or agreement of Seller or dELiA*s contained in this Agreement, (c) the operation of the Business on or before the Closing Date other than any Liability which constitutes an Assumed Liability, (d) any of the Excluded Liabilities, (e) any failure by Seller to comply with bulk sales Laws, if applicable, (f) any failure by Seller and dELiA*s to pay to Buyer the amount, if any, required pursuant to Section 1.5(e)(i) of this Agreement or (g) any Liabilities for any amounts owed by Seller to any Related Person.

Section 5.2 Buyer’s Indemnification Obligation.

Subject to the limitations set forth in Section 5.4, Buyer agrees that it shall indemnify, defend and hold harmless Seller, its officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives (collectively, the “Seller Indemnified Parties”) from and against any Liabilities that any of the Seller Indemnified Parties suffered, sustained or incurred or became subject to arising out of, based upon or in connection with (a) any inaccuracy or breach of any representation or warranty of Buyer contained in Article III of this Agreement, (b) any breach of any covenant or agreement of Buyer contained in this Agreement, (c) any of the Assumed Liabilities or (d) any failure by Buyer to pay to Seller the amount, if any, required pursuant to Section 1.5(e)(ii) of this Agreement.

Section 5.3 Procedures for Indemnification for Third Party Claims.

For purposes of this Article V, any Party entitled to be indemnified under Article V is referred to herein as an “Indemnified Party,” and any Party obligated to provide indemnification under Article V is referred to herein as an “Indemnifying Party.” The obligations and liabilities of the Parties under this Article V with respect to, relating to or arising out of claims of third parties (individually, a “Third Party Claim” and, collectively, the “Third Party Claims”) shall be subject to the following terms and conditions:

(a) The Indemnified Party shall give the Indemnifying Party prompt written notice of any Third Party Claim, and the Indemnifying Party may, at the expense of the Indemnifying Party, undertake the defense of that claim by representatives chosen by it, unless (i) the Indemnifying Parties shall not have taken any action to defend such Third Party Claim within such twenty (20) day period or (ii) such Third Party Claim seeks an order, injunction or other equitable reflect against the Indemnified Party. If the Indemnifying Parties has the right to assume, and timely assumes, the defense of such Third Party Claim, the Indemnified Party will have the right to participate in such defense through counsel of its own choice and at its own expense (except as otherwise provided in this Section 5.3). Any such notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim (and the nature of the misrepresentation, breach of warranty, breach of covenant, breach of agreement or other claim to which such item is related), the facts giving rise to the Third Party Claim and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim). The Indemnified Party shall promptly provide to the Indemnifying Party copies of all papers served with respect to such

Third Party Claim and all other relevant documents and records in its possession. Failure of an Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of its obligation to indemnify, except to the extent that the failure to so notify actually and materially prejudices the Indemnifying Party’s ability to defend such claim against a third party.

(b) If the Indemnifying Party, within twenty (20) days after notice from the Indemnified Party of any such Third Party Claim, notifies the Indemnified Party in writing of its election not to, or fails to, or otherwise does not, in accordance with this Section 5.3, have the right to, assume the defense thereof in accordance with Section 5.3(a) of this Agreement, the Indemnified Party shall have the right (but not the obligation), at the expense of the Indemnifying Parties, to undertake the defense of the Third Party Claim. Any failure on the part of the Indemnifying Party to notify the Indemnified Party within the time period provided above regarding its election shall be deemed an election by the Indemnifying Party not to assume and control the defense of the Third Party Claim.

(c) Anything in this Section 5.3 to the contrary notwithstanding, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of judgment, unless such settlement, compromise or judgment (i) includes a full and unconditional release of the Indemnified Parties from and all liability in respect of the Third Party Claim, (ii) does not subject the Indemnified Parties to any injunctive relief or other equitable remedy and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Parties. The Indemnified Party shall not, without the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnifying Party, settle, compromise or pay any Third Party Claim or consent to the entry of judgment with respect thereto.

(d) To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Article V may be unenforceable with respect to any Liabilities because it violates any Law or public policy, the Indemnifying Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law, to the payment and satisfaction of all such Liabilities incurred by the Indemnified Party(ies) or any of them with respect to such Liabilities.

Section 5.4 Indemnification Limitations.

(a) Deductibles. No indemnification under Section 5.1(a) of this Agreement shall be required unless the aggregate amount of Liabilities incurred under Section 5.1(a) exceeds $40,000 (the “Threshold Amount”), in which case Seller’s and dELiA*s indemnification obligations under Section 5.1(a) shall only apply to those Liabilities in excess of the Threshold Amount. The limitations set forth in this Section 5.4(a) do not apply to Liabilities relating to or arising from any breach or inaccuracy of any Fundamental Representation or to a claim based on fraud or intentional misrepresentation.

(b) Cap. The cumulative indemnification obligations of Seller and dELiA*s under Section 5.1(a) shall in no event exceed (i) twenty percent (20%) of the Purchase Price in the case of representations and warranties that do not constitute Fundamental Representations, (ii) fifty percent (50%) of the Purchase Price in the case of all Fundamental Representations (other than Section 2.8(a) of this Agreement) and (iii) one hundred percent (100%) of the

Purchase Price in the case of the Fundamental Representations consisting of Section 2.8(a) of this Agreement. The limitations set forth in this Section 5.4(b) shall not apply to a claim based on fraud or intentional misrepresentation.

(c) Calculation of Liabilities. For purposes of determining the amount of any Liabilities under this Article V but not for purposes of determining whether a breach has occurred, each representation and warranty contained in this Agreement shall be read without regard to any materiality or Material Adverse Effect qualifier contained therein.

(d) Time Limits On Indemnification. No claim on account of a breach or inaccuracy of a representation or warranty shall be made after the expiration of the survival periods referred to in Section 6.1 of this Agreement. Notwithstanding the foregoing, if a written claim or written notice is given under this Article V with respect to any representation or warranty prior to the expiration of its survival period, the claim with respect to such representation or warranty shall continue until such claim is finally resolved.

(e) Net Recovery. The amount which an Indemnified Party shall be entitled to receive from an Indemnifying Party under this Article V with respect to any indemnifiable Liability shall be net of any insurance proceeds actually received by an Indemnified Party with respect to such claim, net of any increased premiums and reasonable costs of pursuing an insurance claim.

(f) Damage Limitation. An Indemnified Party shall not be entitled to indemnification for consequential, punitive, indirect, incidental, speculative or special damages or lost profits, except (i) to the extent actually paid to a third party in respect of a Third Party Claim or (ii) in the event of fraud.

Section 5.5 Setoff.

Notwithstanding any provision herein to the contrary, following a final nonappealable determination in accordance with this Agreement that any amounts are ultimately due and payable to Buyer by virtue of the indemnification obligations of Seller and dELiA*s set forth in Section 5.1, Buyer may, if neither Seller nor dELiA*s has paid such amounts to Buyer within 15 Business Days following receipt of written notice from Buyer to Seller and dELiA*s of such determination, set off such owed amounts against payments due and owing to dELiA*s by Buyer under the Transition Services Agreement; provided, that Buyer is not then in breach or default of any of its payment obligations under the Transition Services Agreement (after giving effect to any notice and cure period).

Section 5.6 Exclusive Remedy.

The remedies provided in this Article V shall be the sole and exclusive remedies of the Parties with respect to claims relating to the subject matter of this Agreement (including the sale of the Purchased Assets, assumption of the Assumed Liabilities and the transactions contemplated hereby), except for (a) claims of, or causes of action arising from, (i) fraud or (ii) a breach by Guarantor, or failure by Guarantor to comply with, Section 6.14, and (b) remedies of specific performance or other injunctive or equitable relief pursuant to Section 6.9 (subject to the provisions thereof).

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Survival of Representations and Warranties.

The representations and warranties made by Seller and dELiA*s in Article II and Section 6.13 of this Agreement and by Buyer in Article III and by each Guarantor in Section 6.14 of this Agreement shall survive Closing until the date that is 12 months after the Closing Date; provided, however, the representations and warranties contained in (x) Sections 2.1, 2.2, 2.15, 3.1, 3.2, 3.5, 6.13(a), 6.13(b), 6.14(b)(i) and 6.14(b)(ii) shall survive indefinitely, (y) Section 2.8(a) shall survive for six (6) years following the Closing Date and (z) Sections 2.6, 2.13 and 2.17 shall survive until the 60th day after the expiration of the applicable statute of limitations (the representations and warranties set forth in clauses (x), (y) and (z) are referred to collectively as, the “Fundamental Representations”).

Section 6.2 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) one Business Day following the day sent by nationally-recognized overnight courier (with written confirmation of receipt), or (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day. Such communications, to be valid, must be addressed as follows (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

(a)	if to Seller:

c/o dELiA*s, Inc. 50 West 23rd Street New York, New York 10010 Facsimile: (212) 590-6310 Attn: General Counsel

with a copy to:

Troutman Sanders LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174 Facsimile: (212) 704-5935 Attn: William D. Freedman

(b)	If to Buyer:

c/o Artisan House Holdings, LLC 550 7th Avenue, 12th Floor
New York, New York 10018 Facsimile: (212) 714-2770 Attn: Steve Russo

with a copy to:

Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Facsimile: (973) 422-6807 Attn: Mathew B. Hoffman

Any notice or other communication that has been given or made as of a date that is not a Business Day shall be deemed to have been given or made on the next succeeding day that is a Business Day.

Section 6.3 Interpretation.

The headings contained in this Agreement and the disclosure schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the disclosure schedules. Unless the context of this Agreement otherwise requires, words of any gender are deemed to include each other gender and words using the singular or plural number also include the plural or singular number, respectively. Unless otherwise expressly provided, the words “include” and “including” do not limit the preceding words. All references to “$” or “dollars” are to U.S. dollars, and all amounts to be calculated or paid under this Agreement will be in U.S. dollars. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 6.4 Entire Agreement.

This Agreement, together with the exhibits and schedules attached hereto, and the Confidentiality Agreements constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 6.5 Assignment: Parties in Interest.

Neither this Agreement nor any rights or obligations hereunder shall be assigned by any Party without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under this Agreement, other than Article V hereof (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 6.6 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of Laws principles thereof to the extent that the general application of the Laws of another jurisdiction would be required thereby. The Parties hereto hereby irrevocably submit to the jurisdiction of any New York state or federal court sitting in the County of New York, State of New York, in any action or proceeding arising out of or relating to this Agreement, and the Parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined exclusively in such New York state or federal court. The Parties hereto hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they or any of them may now or hereafter have to the laying of the venue of any such action or proceeding brought in any such court, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum. THE PARTIES IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY EITHER PARTY AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO, THIS AGREEMENT OR ANY PORTION THEREOF, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

Section 6.7 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 6.8 Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

Section 6.9 Specific Performance.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 6.10 Fees and Expenses.

Except as expressly set forth in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring the same.

Section 6.11 Amendment.

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Buyer and Seller.

Section 6.12 Waiver.

No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 6.13 Representations and Warranties of dELiA*s. In addition to the representations and warranties being made by dELiA*s as set forth in Article II of this Agreement, dELiA*s hereby represents and warrants to Buyer as follows:

(a) dELiA*s has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to carry out its obligations hereunder and thereunder.

(b) The execution and delivery by dELiA*s of this Agreement and the Ancillary Agreements to which it is a party and the consummation by dELiA*s of the Transactions have been duly authorized by all necessary corporate action on the part of dELiA*s. This Agreement and the other Ancillary Agreements to which dELiA*s is a party have been duly executed and delivered by dELiA*s and, assuming the due authorization, execution and delivery hereof by the other parties thereto (excluding Seller), constitutes the legal, valid and binding obligation of dELiA*s, enforceable against dELiA*s in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) The execution and delivery by dELiA*s of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation by dELiA*s of the Transactions will not, (i) conflict with or violate the organizational or governing documents of by dELiA*s, (ii) conflict with or violate, in any material respect, any Law or Order applicable to by dELiA*s or by which by dELiA*s or any of its properties is bound, (iii) result in a material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give rise to any right of termination, acceleration or cancellation under, or result in the creation of an Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which by dELiA*s is a party or by which by dELiA*s or any of its properties is bound, or (iv) require by dELiA*s to obtain any consent, approval, authorization or permit of, or to make any material filing with or notification to, any Governmental Authority, except (A) as set forth in Section 2.3 of the Seller Disclosure Schedule, or (B) for any filings required pursuant to the Exchange Act.

Section 6.14 Guaranty.

(a) Each Guarantor, on a several but not joint basis, hereby absolutely, unconditionally and irrevocably guarantees as principal obligor, and not merely as surety, to Seller and dELiA*s fifty percent (50%) of the Guaranteed Obligations. The foregoing obligation of each Guarantor with respect to his portion of the Guaranteed Obligations constitutes a continuing guaranty of payment and performance, and not of collection, and is and shall be absolute and unconditional under any and all circumstances, including all circumstances that might otherwise constitute a legal or equitable discharge of a surety or guarantor, except as otherwise set forth in this Section 6.14. The obligation of each Guarantor hereunder shall not be discharged, impaired or otherwise affected by the failure of Seller or dELiA*s to assert any claim or demand against Buyer or to enforce any remedy under this Agreement or the Transition Services Agreement. Neither Seller nor dELiA*s shall seek to enforce any of the TSA Guaranteed Obligations (as defined in the Transition Services Agreement) that have been validly set-off by Buyer in compliance with the terms of Section 1.5(e)(i) or Section 5.5 of this Agreement. Furthermore, neither Seller nor dELiA*s shall seek to enforce any of the TSA Guaranteed Obligations against a Guarantor until five (5) days following delivery of a Breach Notice (as defined in the Transition Services Agreement) to Buyer in accordance with the terms of the Transition Services Agreement. With respect to any Guaranteed Obligation that Seller or dELiA*s seeks to enforce, each Guarantor shall only be responsible for fifty percent (50%) of such particular Guaranteed Obligation. Notwithstanding anything contained in this Section 6.14 to the contrary, each Guarantor shall be entitled to raise any defenses to his obligations with respect to his portion of the Guaranteed Obligations that are available to Buyer including, without limitation, that such Guaranteed Obligations have been paid, have (in the case of the TSA Guaranteed Obligations) been validly set-off in compliance with the terms of Section 1.5(e)(i) or Section 5.5 of this Agreement or are not due and owing under the express terms of the Transition Services Agreement. For the avoidance of doubt, no Guarantor is responsible for TSA Guaranteed Obligations (whether under this Agreement or the Transition Services Agreement) in excess of Five Hundred Thousand Dollars ($500,000) (and, for the further avoidance of doubt, the TSA Guaranteed Obligations referenced in this Section 6.14 are duplicative of, and not in addition to, the TSA Guaranteed Obligations set forth in the Transition Services Agreement). The guaranty set forth in this Section 6.14 applicable to (i) the TSA Guaranteed Obligations shall terminate and be of no further force and effect following the later of (A) termination or expiration of the Transition Services Agreement and (B) payment in full of all payment obligations due and owing under the Transition Services Agreement to dELiA*s and (ii) the Guaranteed Obligations (other than the TSA Guaranteed Obligations) shall terminate and be of no further force and effect following payment in full thereof by Buyer or any Guarantor.

(b) Each Guarantor, severally but not jointly, represents and warrants as to himself that:

(i) Such Guarantor has the capacity to enter into Section 6.14 of this Agreement and to carry out his obligations hereunder;

(ii) The execution and delivery by such Guarantor of Section 6.14 of this Agreement has been duly authorized by all necessary action on the part of such Guarantor. Section 6.14 of this Agreement has been duly executed and delivered by such Guarantor and, assuming the due authorization, execution and delivery hereof by the other Parties (excluding Buyer), constitutes the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(iii) The execution and delivery of Section 6.14 of this Agreement by such Guarantor and the performance of such Guarantor’s agreements pursuant to this Section 6.14 will not (a) conflict with or violate, in any material respect, any Law or Order applicable to such Guarantor or by which such Guarantor or any of his properties is bound, (b) result in a material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give rise to any right of termination, acceleration or cancellation under, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which such Guarantor is a party or by which such Guarantor or any of his properties is bound, or (c) require such Guarantor to obtain any consent, approval, authorization or permit of, or to make any material filing with or notification to, any Governmental Authority.

ARTICLE VII

CERTAIN DEFINITIONS

For purposes of this Agreement, the term:

“Action” shall have the meaning ascribed to it in Section 2.5.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

“Agreement” shall have the meaning ascribed to it in the preamble.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment, the Transition Services Agreement, the MSA Assignment Agreement, and the other agreements, instruments and documents delivered in connection with the Transactions.

“Assignment and Assumption Agreement” shall have the meaning ascribed to it in Section 1.6(b)(ii).

“Assumed Accounts Payable” shall have the meaning ascribed to it in Section 1.3(b).

“Assumed Accrued Expenses” shall have the meaning ascribed to it in Section 1.3(d).

“Assumed Contracts” shall have the meaning ascribed to it in Section 1.1(b).

“Assumed Liabilities” shall have the meaning ascribed to it in Section 1.3.

“Book Value” means the book value of the Purchased Assets less the Assumed Liabilities, calculated in accordance with Schedule I.

“Bill of Sale” shall have the meaning ascribed to it in Section 1.6(b).

“Business” shall have the meaning ascribed to it in the recitals.

“Business Day” means any calendar day which is not a Saturday, Sunday or federal holiday.

“Business Records” shall have the meaning ascribed to it in Section 1.1(i).

“Buyer” shall have the meaning ascribed to it in the preamble.

“Buyer Indemnified Parties” shall have the meaning ascribed to it in Section 5.1.

“Buyer 401(k) Plan” shall have the meaning ascribed to it in Section 4.7(g).

“Cause” means (i) the commission of any material act of dishonesty, fraud, misrepresentation, embezzlement or theft by the Transferred Employee, (ii) the Transferred Employee’s conviction of or plea of guilty or nolo contendere to a felony or other serious crime, including, without limitation, one involving moral turpitude, (iii) the Transferred Employee engages in any activity to purposefully harm the Buyer or its Affiliates or the Business, monetarily or otherwise, or (iv) the Transferred Employee’s refusal to abide by or comply with the reasonable directives, policies or procedures promulgated by the Buyer or its Affiliates.

“Closing” shall have the meaning ascribed to it in Section 1.6(a).

“Closing Book Value” shall have the meaning ascribed to it in Section 1.5(b).

“Closing Date” shall have the meaning ascribed to it in Section 1.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“confidential information of the Business” shall have the meaning ascribed to it in Section 4.8(b).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Confidentiality Agreements” means the Confidentiality Agreements between LANY GROUP LLC, SAB/Starpoint, LLC and dELiA*s, each dated as of April 8, 2013.

“Conveyed Intellectual Property” shall have the meaning ascribed to it in Section 1.1(c).

“Customer and Business Information” shall have the meaning ascribed to it in Section 1.1(e).

“dELiA*s” shall have the meaning ascribed to it in the preamble.

“Employees” means the full-time, part-time and per diem employees employed by Seller or any of its Affiliates who are principally engaged in the Business, a list of such employees is set forth on Section 2.12(b) of the Seller Disclosure Schedule.

“Encumbrance” means liens, security interests, options, rights of first refusal, easements, mortgages, charges, indentures, deeds of trust, and other similar encumbrances.

“ERISA” shall have the meaning ascribed to it in Section 2.6.

“Estimated Closing Book Value” means $2,904,043.

“Exchange Act” shall have the meaning ascribed to it in Section 2.3.

“Excluded Assets” shall have the meaning ascribed to it in Section 1.2.

“Excluded Business Records” shall have the meaning ascribed to it in Section 1.2(f).

“Excluded Liabilities” shall have the meaning ascribed to it in Section 1.4.

“Final Book Value” shall have the meaning ascribed to it in Section 1.5(e).

“Financial Statements” shall have the meaning ascribed to it in Section 2.4(a).

“FIRPTA Affidavit” shall have the meaning ascribed to it in Section 1.6(b)(viii).

“Fundamental Representations” shall have the meaning ascribed to it in Section 6.1(a).

“GE Consent and Lien Release Letter” shall have the meaning ascribed to it in Section 1.6(b)(vii).

“Governmental Authority” means any United States federal, state or local government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

“Guaranteed Obligations” means (i) the Assumed Accounts Payable and the Assumed Accrued Expenses and (ii) the TSA Guaranteed Obligations.

“Guarantor” shall have the meaning ascribed to it in the preamble.

“Indemnified Party” shall have the meaning ascribed to it in Section 5.3.

“Indemnifying Party” shall have the meaning ascribed to it in Section 5.3.

“Independent Expert” shall have the meaning ascribed to it in Section 1.5(d).

“Intellectual Property” means any and all rights in, arising from or associated with the following (i) all patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) all registered trademarks and service marks and applications for registration thereof; common law trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, all together with any goodwill associated therewith; (iii) all registered copyrights and applications for registration thereof; rights of publicity; and copyrightable works; (iv) all inventions and design rights (whether patentable or unpatentable) and all trade secrets and other proprietary information which derives independent economic value from not being generally known to the public; (v) all confidential and proprietary information, including know-how; (vi) all uniform resource locators (each a “URL”), domain names and applications and registrations therefor; (vii) rights of publicity; (viii) moral rights and rights of attribution; and (ix) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials relating to the foregoing.

“Intellectual Property Assignment” shall have the meaning ascribed to it in Section 1.6(b)(iii).

“Inventory” shall have the meaning ascribed to it in Section 1.1(a).

“IRS” shall have the meaning ascribed to it in Section 2.6.

“Key Suppliers” shall have the meaning ascribed to it in Section 2.14.

“knowledge” means the actual knowledge of one or more of the persons set forth on Section 7 of the Seller Disclosure Schedule after due inquiry of such person’s direct reports.

“Law” or “Laws” means any federal, state or local statute, law, rule, ordinance, code or regulation of any Governmental Authority.

“Liability” and, collectively, “Liabilities” shall have the meaning ascribed to it in Section 5.1.

“Material Conveyed Intellectual Property” means the following Conveyed Intellectual Property: (1) the United States trademark / service mark registrations bearing. Registration Numbers 2,229,184 (ALLOY), 3,851,901 (ALLOY), and 2,892,305 (ALLOY & Design); (2) the following URLs: alloymerch.com; alloymerch.net; alloymailorder.com; alloyshopemail.com; and alloyapparel.com; (3) the Customer and Business Information; and (4) the Supplier Information.

“MSA” means that certain Amended and Restated Media Services Agreement, dated as of November 8, 2010, by and between dELiA*s and Alloy, LLC (as successor to Alloy, Inc.) and amended as of May 6, 2011.

“MSA Assignment Agreement” shall have the meaning ascribed to it in Section 1.6(d)(ii).

“Negative Reserve” means an inventory reserve of Four Hundred Eighty Thousand Three Hundred Forty Six Dollars ($480,346).

“Notice of Objection” shall have the meaning ascribed to it in Section 1.5(c).

“Order” shall have the meaning ascribed to it in Section 2.5.

“Party” or “Parties” shall have the meaning ascribed to it in the preamble.

“Permits” means permits, certificates, licenses, approvals and other authorizations from Governmental Authorities.

“Permitted Encumbrance” means: (i) statutory liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) mechanics’, materialmen’s, carriers’, warehousemen’s or similar statutory liens for amounts not yet due or being diligently contested in good faith in appropriate proceedings; and (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Purchase Price” shall have the meaning ascribed to it in Section 1.5(a).

“Purchased Assets” shall have the meaning ascribed to it in Section 1.1.

“Registered Conveyed Intellectual Property” means all Conveyed Intellectual Property owned by Seller: (1) registered and issued patents and applications to register patents; (2) registered trademarks, applications to register trademarks, including intent-to-use applications and other registrations or applications related to trademarks; (3) copyright registrations and applications to register copyrights; (4) URL registrations and applications to register URLs; and (5) any other Conveyed Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Restricted Period” shall have the meaning ascribed to it in Section 4.8(a).

“Retained Intellectual Property” shall have the meaning ascribed to it in Section 1.2(d).

“Return” means, with respect to Taxes, any report, return, statement, estimate, declaration, form or other information required to be supplied to a Governmental Authority in connection with Taxes.

“Review Period” shall have the meaning ascribed to it in Section 1.5(c).

“Seller” shall have the meaning ascribed to it in the preamble.

“Seller 401(k) Plan” shall have the meaning ascribed to it in Section 4.7(g).

“Seller Disclosure Schedule” shall have the meaning ascribed to it in the preamble to Article II.

“Seller Employee Plans” shall have the meaning ascribed to it in Section 2.6.

“Seller Indemnified Parties” shall have the meaning ascribed to it in Section 5.2.

“Seller Material Adverse Effect” means a material adverse effect on (A) the Business or the Purchased Assets or (B) the ability of Seller or dELiA*s to consummate the Transactions or to perform any of its obligations under this Agreement, but excluding any such effect to the extent resulting from, arising out of or relating to (i) the general economy or financial, economic, capital market, political (including terrorism), regulatory or market conditions; (ii) any event or change in conditions generally affecting Seller’s industry; (iii) any natural disaster or weather related event; (iv) any Laws, rules or regulations affecting the Business; (v) the taking of any action or incurring of any expense in connection with, and to the extent not inconsistent with, this Agreement or any of the Transactions; (vi) ) the identity of the Buyer or the announcement of this Agreement or the pendency or consummation of the Transactions; or (vii) the taking of any action by Buyer or any of its Affiliates in violation of this Agreement; provided that, with respect to clauses (i), (ii) and (iii), such change, event, circumstance or development does not disproportionately adversely affect Seller compared to other companies of similar size operating in the industry in which Seller operates.

“Seller Permits” shall have the meaning ascribed to it in Section 2.7.

“Seller’s Closing Book Value Statement” shall have the meaning ascribed to it in Section 1.5(b).

“Subsidiary” means any Person with respect to which a specified Person directly or indirectly (A) owns a majority of the equity interests, (B) has the power to elect a majority of that Person’s board of directors or similar governing body, or (C) otherwise has the power, directly or indirectly, to direct the business and policies of that Person.

“Supplier Information” shall have the meaning ascribed to it in Section 1.1(f).

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, equity interests, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Third Party Claim” and, collectively, “Third Party Claims” shall have the meaning ascribed to it in Section 5.3.

“Threshold Amount” shall have the meaning ascribed to it in Section 5.4(a).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transferred Employee” shall have the meaning ascribed to it in Section 4.7(a).

“Transition Services Agreement” shall have the meaning ascribed to it in Section 1.6(d)(i).

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

HRSH ACQUISITIONS LLC

By:	/s/ Steven Russo
	Name:	Steven Russo
	Title:	Managing Member

ALLOY MERCHANDISE, LLC

By:	/s/ Walter Killough
	Name:	Walter Killough
	Title:	CEO

dELiA*s, INC.

By:	/s/ Walter Killough
	Name:	Walter Killough
	Title:	CEO

and solely for purposes of Section 6.14:

/s/ Hagai Laniado
Hagai Laniado

/s/ Steven Russo
Steven Russo